UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
 (Exact name of registrant as specified in its charter)

MARYLAND (Brandywine Realty Trust)	001-9106	23-2413352

DELAWARE (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 East Lancaster Avenue, Suite 100 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 325-5600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 20, 2010, we exercised our right under the existing $183.0 million Bank Term Loan (“Term Loan”) to extend the Term Loan Maturity Date (“Maturity Date”) to June 29, 2011 pursuant to Section 3.5(b) of the Term Loan Agreement (“Agreement”) originally entered into on October 15, 2007.

In accordance with Section 3.5(b) of the Agreement, we elected to extend the Maturity Date to June 29, 2011 which is the earlier of (x) one year from the Scheduled Maturity Date and (y) the maturity date of the Revolving Credit Agreement. This election is the first of two available elections and we continue to have one additional right to extend the Maturity Date pursuant to Section 3.5(b).

Portions of the Term Loan bear interest at a per annum floating rate equal to: (i) the higher of (x) the prime rate or (y) the federal funds rate plus 0.50% per annum or (ii) a London interbank offered rate that is the rate at which Eurodollar deposits for one, two, three or six months are offered plus between 0.475% and 1.10% per annum (the “Libor Margin”), depending on our debt rating.

The Term Loan Agreement contains financial and operating covenants. Financial covenants include minimum net worth, fixed charge coverage ratio, maximum leverage ratio, restrictions on unsecured and secured debt as a percentage of unencumbered assets, and other financial tests. Operating covenants include limitations on our ability to incur additional indebtedness, grant liens on assets, enter into affiliate transactions, and pay dividends.

Citizens Bank of Pennsylvania serves as Administrative Agent and Lender and RBS Securities Corporation serves as Lead Arranger and Sole Bookrunner.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

 See Item 1.01 above

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By: /s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial
Officer

Brandywine Operating Partnership, its sole
General Partner

By: /s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial
Officer

Date: July 23, 2010